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                                                                     EXHIBIT 8.1

[DYKEMA GOSSETT PLLC LETTERHEAD]





October 20, 2003

Kaydon Corporation
315 East Eisenhower Parkway, Suite 300
Ann Arbor, Michigan 48108

RE:      4.0% CONTINGENT CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2003

Dear Gentlemen:

We have acted as special tax counsel for Kaydon Corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of the Registration Statement on Form S-3 filed with the Commission on the date hereof (the "Registration Statement"), of which the prospectus forms a part (the "Prospectus"). The Registration Statement relates to the 4.0% Contingent Convertible Senior Subordinated Notes Due 2023 (the "Notes") in an aggregate principal amount of $200,000,000 and the shares of common stock of the Company (the "Common Stock") into which the Notes are convertible, offered for resale from time to time by the holders of the Notes or such common stock. The Notes and the Common Stock are described in the Prospectus. The Notes were issued under an Indenture, dated as of May 23, 2003 (the "Indenture"), between the Company and SunTrust Bank, as indenture trustee.

In preparing this opinion, we have examined and relied on such documents as we have deemed appropriate, including, inter alia, the Prospectus, the Indenture, and the originals or copies, certified or otherwise identified to our satisfaction, of all such corporate records of the Company and such other instruments, certificates and other documents of public officials and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

Based on the foregoing, the Company's representation that, as of the issue date, the likelihood that payments of contingent interest will be made during the term of the Notes is not remote, the Company's representation that, as of the issue date, the likelihood that payments of contingent interest will not be made during the term of the Notes is not remote, and certain estimates made by the Company and Deutsche Bank Securities regarding the present value of contingent payments, we are of the opinion that:

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[DYKEMA GOSSETT PLLC LETTERHEAD]

Kaydon Corporation
October 20, 2003
Page 2


         1. the Notes will be treated as indebtedness for United States federal income tax purposes; and

         2. the Notes will be subject to the regulations governing contingent payment debt instruments contained in section 1.1275-4(b) of the Treasury Regulations.

Section 1.1275-4(b) of the Treasury Regulations describes the "non-contingent bond method." Under this method, the issuer must determine an instrument's comparable yield and construct a projected payment schedule for the instrument to serve as the basis for computing the amount of income, gain and loss on the instrument. Section 1.1275-4(b)(4)(i) of the Treasury Regulations, with an exception not pertinent here, defines comparable yield as "the yield at which the issuer would issue a fixed rate debt instrument with terms and conditions similar to those of the contingent payment debt instrument (the comparable fixed rate debt instrument), including the level of subordination, term, timing of payments, and general market conditions."

We also confirm that the statements contained in the Prospectus under the captions "Material United States Federal Income Tax Considerations," to the extent they constitute matters of law or legal conclusions with respect thereto, constitute our opinion regarding the treatment of the Notes under federal income tax laws, regulations and rulings now in effect.

We express no opinions other than those expressed herein. We hereby consent to the use of this letter as an exhibit to the Registration Statement and to the use of our name under the heading "Material United States Federal Income Tax Considerations" in the Prospectus. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Sincerely,

DYKEMA GOSSETT PLLC

/s/ Dykema Gossett PLLC